Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
SVP, Capital Markets, Acquisitions & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
MONDAY, FEBRURARY 23, 2015

STRATEGIC HOTELS & RESORTS REPORTS FOURTH QUARTER AND FULL YEAR
2014 RESULTS

Full Year 2014 RevPAR increased 6.3 percent and EBITDA margins expanded by 160 basis points. FFO per fully diluted share increased 58.1 percent year-over-year

Initiates Full Year 2015 RevPAR growth guidance in the range of 5.0 percent to 7.0 percent

CHICAGO - February 23, 2015 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the fourth quarter and full year ended December 31, 2014.

($ in millions, except per share and operating metrics)	Fourth Quarter
Earnings Metrics	2014	2013	%
Net income (loss) attributable to common shareholders	$1.4	$3.2	(56.2)%
Net income (loss) per diluted share	$0.01	$0.02	(50.0)%
Comparable funds from operations (Comparable FFO) (a)	$44.2	$28.7	53.9%
Comparable FFO per diluted share (a)	$0.17	$0.14	21.4%
Comparable EBITDA (a)	$63.7	$58.3	9.2%

Same Store United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR)	$302.34	$285.47	5.9%
Occupancy	72.8%	71.8%	1.0	pts
Revenue per Available Room (RevPAR)	$220.03	$205.08	7.3%
Total RevPAR(c)	$420.42	$393.23	6.9%
EBITDA Margins(c)	24.0%	22.4%	160	bps

($ in millions, except per share and operating metrics)	Full Year
Earnings Metrics	2014	2013	%
Net income (loss) attributable to common shareholders	$320.4	$(13.2)	N/A
Net income (loss) per diluted share	$1.30	$(0.06)	N/A
Comparable FFO (a)	$161.3	$89.5	80.2%
Comparable FFO per diluted share (a)	$0.68	$0.43	58.1%
Comparable EBITDA (a)	$249.0	$213.2	16.8%

Same Store United States Portfolio Operating Metrics (b)
ADR	$300.00	$284.32	5.5%
Occupancy	75.4%	74.8%	0.6	pts
RevPAR	$226.13	$212.73	6.3%
Total RevPAR(c)	$421.38	$392.40	7.4%
EBITDA Margins(c)	25.1%	23.5%	160	bps

(a)
Please refer to tables provided later in this press release for a reconciliation of net (loss)/income attributable to common shareholders to Comparable FFO, Comparable FFO per share and Comparable EBITDA. Comparable FFO, Comparable FFO per share and Comparable EBITDA are non-GAAP measures and are further explained within the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Same Store United States portfolio (see portfolio definitions later in this press release).

(c)
Total RevPAR and EBITDA Margin statistics have been modified to take into account certain adjustments, including those related to the adoption of the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (the “USALI Eleventh Revised Edition”). Both metrics exclude payments recognized pursuant to the JW Marriott Essex House NOI guarantee of $12.8 million and $5.8 million in 2013 and 2014, respectively. EBITDA margins also exclude amortization of the below market hotel management agreement related to the Hotel del Coronado of $0.6 million and $1.2 million for the three months and year ended December 31, 2014, respectively.

“Our positive expectations for 2014 were far exceeded in a number of ways,” said Raymond L. “Rip” Gellein, Jr., Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc.  “Across the portfolio, our luxury, irreplaceable hotels continued to perform at the highest levels, driving exceptional results in virtually all key metrics. Positive demand drivers and limited competitive supply clearly were a benefit, complemented by our proven asset management expertise which drove significant RevPAR and Total RevPAR results. Throughout the year, we continued to deliver on our core strategy by wholly-refocusing our portfolio in the United States and strengthening our balance sheet.  We completed $3.5 billion in transactions that further strengthened the overall quality of our portfolio and allowed us to further enhance the balance sheet, significantly reducing leverage.  As a result of this combined activity, we achieved a 58% year-over-year increase in FFO per share.
“As we look ahead, we are ideally positioned for strategic, accretive growth in 2015 that will add to our unique collection of best-in-class assets.  We remain very bullish on our business, given our proven ability to extract continuing value from our properties, the dearth of new supply coming online to compete with our hotels, the overall improving economic environment, and growing demand trends that favor the compelling value proposition of our portfolio,” concluded Gellein.
Fourth Quarter Highlights

▪
Total consolidated revenues were $313.0 million in the fourth quarter of 2014, a 35.0 percent increase over the prior year period. This increase was primarily driven by the consolidation of both the Hotel del Coronado and Fairmont Scottsdale Princess.

▪
Net income attributable to common shareholders was $1.4 million, or $0.01 per diluted share, in the fourth quarter of 2014, compared with $3.2 million, or $0.02 per diluted share, in the fourth quarter of 2013. Fourth quarter 2014 results include a $2.0 million loss on early extinguishment of debt. This charge and other one-time items have been excluded from Comparable EBITDA, FFO, and FFO per share.

▪	Comparable FFO was $0.17 per fully diluted share in the fourth quarter of 2014 compared with $0.14 per fully diluted share in the prior year period, a 21.4 percent increase over the prior year period.

▪	Comparable EBITDA was $63.7 million in the fourth quarter of 2014 compared with $58.3 million in the prior year period, a 9.2 percent increase.

▪
Same Store United States portfolio RevPAR increased 7.3 percent in the fourth quarter of 2014, driven by a 5.9 percent increase in ADR and a 1.0 percentage point increase in occupancy compared to the fourth quarter of 2013. Total RevPAR increased 6.9 percent between periods with non-rooms revenue increasing 6.5 percent between periods.

▪
Group occupied room nights in the Same Store United States portfolio increased 6.6 percent, offsetting a 2.2 percent decline in transient occupied rooms in the fourth quarter of 2014 compared to the fourth quarter of 2013. Transient ADR increased 6.4 percent compared to the fourth quarter of 2013 and group ADR increased 5.7 percent compared to the fourth quarter of 2013.

▪
Same Store United States portfolio EBITDA margins expanded 160 basis points in the fourth quarter of 2014 compared to the fourth quarter of 2013. EBITDA margins in both years have been adjusted to exclude payments recorded pursuant to the JW Marriott Essex House NOI guarantee, the amortization of the below market hotel management agreement related to the Hotel del Coronado, and other adjustments related to the adoption of the USALI Eleventh Revised Edition to improve comparability between years.

Full Year Highlights

▪
Total consolidated revenues were $1.1 billion in 2014, a 26.1 percent increase over the prior year period. This increase was primarily driven by the consolidation of both the Hotel del Coronado and Fairmont Scottsdale Princess.

▪
Net income attributable to common shareholders was $320.4 million, or $1.30 per diluted share in 2014 compared with a net loss attributable to common shareholders of $13.2 million, or $0.06 per diluted share, in the prior year. Full year 2014 results include gains on sales of assets totaling $156.8 million, net of taxes, and gains on consolidation of affiliates of $143.5 million. These gains, and other one-time items, have been excluded from Comparable EBITDA, FFO and FFO per share.

▪	Comparable FFO was $0.68 per fully diluted share in 2014 compared with $0.43 per fully diluted share in the prior year, a 58.1 percent increase.

▪	Comparable EBITDA was $249.0 million in 2014 compared with $213.2 million in the prior year, a 16.8 percent increase.

▪
Same Store United States portfolio RevPAR increased 6.3 percent in 2014, driven by a 5.5 percent increase in ADR and a 0.6 percentage point increase in occupancy, compared to the full year 2013. Total RevPAR increased 7.4 percent between periods with non-rooms revenue increasing 8.6 percent between periods.

▪
Group occupied room nights in the Same Store United States portfolio increased 6.5 percent, offsetting a 3.4 percent decline in transient occupied room nights compared to 2013. Transient ADR increased 7.0 percent in 2014 and group ADR increased 4.3 percent compared to 2013.

▪
Same Store United States portfolio EBITDA margins expanded 160 basis points in 2014 compared to the full year 2013. EBITDA margins in both years have been adjusted to exclude payments recorded pursuant to the JW Marriott Essex House NOI guarantee, the amortization of the below market hotel management agreement related to the Hotel del Coronado, and other adjustments related to the adoption of the USALI Eleventh Revised Edition to improve comparability between years.

Preferred Dividends and Redemptions
On January 5, 2015, the Company completed the redemption of all of the outstanding 3,615,375 shares of its 8.25 percent Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Shares”) at a redemption price of $25.00 per share, plus accrued and unpaid dividends in the amount of $0.028646 per share, for a total redemption cost of $90.5 million. The redemption of the Series B Preferred Shares eliminated approximately $7.5 million of dividend payments on an annual basis.

On December 5, 2014, the Company’s Board of Directors declared a quarterly dividend of $0.51563 per share of 8.25 percent Series B Cumulative Redeemable Preferred Stock paid on December 31, 2014 to shareholders of record as of the close of business on December 15, 2014.

On July 3, 2014, the Company completed the redemption of all of the outstanding 3,827,727 shares of its 8.25 percent Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Shares”) at a redemption price of $25.00 per share, plus accrued and unpaid dividends in the amount of $0.01719 per share, for a total redemption cost of $95.8 million. The redemption of the Series C Preferred Shares eliminated $7.9 million in dividend payments on an annual basis.

On April 3, 2014, the Company completed the redemption of all of the outstanding 4,148,141 shares of its 8.50 percent Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”) at a redemption price of $25.00 per share, plus accrued and unpaid dividends in the amount of $0.54896 per share, for a total redemption cost of $106.0 million. The redemption of the Series A Preferred Shares eliminated $8.8 million of dividend payments on an annual basis.

In total, the Company redeemed all of its previously outstanding $289.1 million of preferred stock eliminating $24.2 million of dividend payments on an annual basis.

2014 Transaction Activity

▪
On December 30, 2014, the Company, along with its joint venture partner, closed on a $225.0 million loan secured by the JW Marriott Essex House hotel. The loan bears annual interest at LIBOR plus 295 basis points and has a five-year term, including extension options.

▪
On December 9, 2014, the Company closed on the acquisition of the Four Seasons Resort Scottsdale at Troon North for $140.0 million, which includes 13.8-acres of developable land zoned for an additional 88 hotel keys and potential residential usage.

▪
On December 2, 2014, the Company closed on an underwritten public offering of 20.0 million shares of common stock at a gross public offering price of $12.70 per share. The Company received $254.0 million from the offering.

▪	On August 29, 2014, the Company closed on a $115.0 million loan secured by the InterContinental Miami hotel. The loan bears annual interest at a fixed rate of 3.99 percent and has a 10-year term.

▪
On June 30, 2014, the Company closed on a $120.0 million loan secured by the Four Seasons Washington, D.C. hotel. The loan bears interest at a floating rate of LIBOR plus 225 basis points and has a five-year term, including extension options.

▪
On June 11, 2014, the Company closed on the acquisition of the 63.6 percent ownership interest in the Hotel del Coronado that it did not previously own for $210.0 million in cash and became fully obligated under the $475.0 million loan encumbering the property.

▪
On June 2, 2014, the Company closed on an underwritten public offering of 41.4 million shares of common stock at a public offering price of $10.50 per share, including 5.4 million shares of common stock issued pursuant to the exercise in full of the underwriters’ over-allotment option. The Company received $416.6 million from the offering after deducting underwriting discounts and commissions and transaction expenses related to the offering.

▪
On May 29, 2014, the Company closed on a $120.0 million loan secured by the Loews Santa Monica Beach Hotel. The loan bears annual interest at a floating rate of LIBOR plus 255 basis points and has a seven-year term, including extension options.

▪
On April 25, 2014, the Company closed on a new $300.0 million stock secured credit facility with an accordion feature allowing for additional borrowing capacity up to $400.0 million. The facility’s interest rate is based upon a leverage-based pricing grid ranging from LIBOR plus 175 basis points to LIBOR plus 250 basis points.

▪
On April 21, 2014, the Company paid $22.7 million to terminate its $400.0 million notional value interest rate swap portfolio. The swap portfolio had a weighted average LIBOR interest rate of 5.09 percent.

▪
On March 31, 2014, the Company closed on the sale of the Marriott London Grosvenor Square hotel for £125.15 million ($207.7 million). Net proceeds from the transaction totaled approximately £58.1 million ($96.5 million), after the repayment of property-level net debt of £67.0 million ($113.3 million).

▪
Also on March 31, 2014, the Company closed on the acquisition of the remaining 50 percent ownership interest in the Fairmont Scottsdale Princess resort for approximately $90.6 million, representing a net purchase price of approximately $288.0 million, or $440,000 per key.

▪	On February 28, 2014, the Company closed on the sale of the Four Seasons Punta Mita Resort and adjacent La Solana land parcel for $200.0 million.

Subsequent Events

▪
On January 29, 2015, the Company closed on the acquisition of the Montage Laguna Beach for $360.0 million. As part of the transaction, the Company issued 7.3 million shares of common stock to an affiliated designee of the seller, priced at $13.61 per share, or an implied valuation of $100.0 million. In addition, the Company assumed a $150.0 million mortgage loan encumbering the property, priced at an annual fixed interest rate of 3.90 percent, which matures in August 2021.

2015 Guidance
The guidance presented takes into account various accounting changes as stipulated by the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (the “USALI Eleventh Revised Edition”), which became effective in January 2015. Guidance for 2015 RevPAR, Total RevPAR and EBITDA margin expansion has been presented to reflect changes compared to the prior year as if these 2014 statistics included the USALI Eleventh Revised Edition changes. Actual RevPAR, Total RevPAR and EBITDA margin changes from prior year may differ slightly. The Company will present 2014 RevPAR, Total RevPAR and EBITDA margins on an as reported basis and on a pro forma basis, which will include the USALI Eleventh Revised Edition changes.
For the full year ending December 31, 2015, the Company is providing the following guidance ranges for its Same Store and Total United States portfolios.

Operating Metrics
RevPAR	5.0% - 7.0%
Total RevPAR	4.0% - 6.0%
EBITDA Margin expansion	50 - 100 basis points

Corporate Metrics
Comparable EBITDA	$300M - $320M
Comparable FFO per diluted share	$0.77 - $0.85

Full year 2015 RevPAR and Total RevPAR growth guidance ranges have been reduced by approximately 40 basis points as the result of anticipated displacement related to renovation activity.
The Company is additionally providing the following guidance for 2015:

▪	Corporate general and administrative expenses in the range of $24.0 million to $26.0 million;

▪	Consolidated interest expense in the range of $90 million to $95 million, including approximately $14 million of non-cash interest expense;

▪
Capital expenditures totaling approximately $95 million to $105 million, including spending of $55 million from property-level furniture, fixtures and equipment (FF&E) reserves and an additional $40 million to $50 million of owner-funded spending; and

▪	No effect from any additional acquisition, disposition or capital raising activity that may occur during the year.

Portfolio Definitions

Same Store United States portfolio hotel comparisons for the fourth quarter and full year 2014 are derived from the Company’s hotel portfolio at December 31, 2014, consisting of 15 properties located in the United States, but excluding the Four Seasons Resort Scottsdale at Troon North which was acquired on December 9, 2014.
Total United States portfolio hotel comparisons for the full year 2015 are derived from the Company’s current hotel portfolio, consisting of all 17 properties located in the United States, including the Four Seasons Resort Scottsdale at Troon North and the Montage Laguna Beach, which were acquired on December 9, 2014 and January 29, 2015, respectively.
Earnings Call

The Company will conduct its fourth quarter and full-year 2014 conference call for investors and other interested parties on Tuesday, February 24, 2015 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to listen to the call by dialing 877.546.5019 (toll international: 857.244.7551 with passcode 12693566). To participate on the webcast, log on to http://edge.media-server.com/m/p/qeeib75x/lan/en 15 minutes before the call to download the necessary software.  For those unable to listen to the call live, a taped rebroadcast will be available beginning at 2:00 p.m. ET on February 24, 2015 through 11:59 p.m. ET on March 3, 2015. To access the replay, dial 888.286.8010 (toll international: 617.801.6888) with passcode 45106390. A replay of the call will also be available on the Internet at http://www.strategichotels.com or http://www.reuters.com/finance/markets/earnings for 30 days after the call.
The Company also produces supplemental financial data that includes detailed information regarding its operating results.  This supplemental data is considered an integral part of this earnings release.  These materials are available on the Strategic Hotels & Resorts’ website at www.strategichotels.com.
About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,325 rooms and 875,000 square feet of meeting space. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of economic conditions and disruption in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company's liquidity and refinancing demands; the Company's ability to obtain, refinance or extend maturing debt; the Company's ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company's hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company's shares of common stock; availability of capital; the Company's ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company's failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company's failure to maintain its status as a REIT; changes in the competitive environment in the Company's industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company's filings with the SEC, including those appearing under the heading "Item 1A. Risk Factors" in the Company's most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2015 net income attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share ($ in millions, except per share data):

	Low Range	High Range
Net Income Attributable to Common Shareholders	$50.1	$70.1
Depreciation and Amortization	158.9	158.9
Interest Expense	93.3	93.3
Income Taxes	8.1	8.1
Non-controlling Interests	0.2	0.2
Adjustments from Consolidated Affiliates	(12.6)	(12.6)
Preferred Shareholder Dividends	0.1	0.1
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Other Adjustments	2.1	2.1
Comparable EBITDA	$300.0	$320.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$50.1	$70.1
Depreciation and Amortization	158.3	158.3
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Non-controlling Interests	0.2	0.2
Adjustments from Consolidated Affiliates	(5.9)	(5.9)
Interest Rate Swap OCI Amortization	10.3	10.3
Other Adjustments	2.7	2.7
Comparable FFO	$215.5	$235.5
Comparable FFO per Diluted Share	$0.77	$0.85